Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Fourth Quarter and Full Year 2024 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Associate at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone, and thank you for joining us for GNL's fourth quarter and full year 2024 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our fourth quarter 2024 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and in our Annual Report on Form 10-K for the year ended December 31, 2024 which was filed on February 27, 2025.

I'll now turn the call over to our Chief Executive Officer, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

2024 was a remarkable year for GNL, marked by the achievement of all the financial objectives we outlined at the time of the Merger and Internalization, and at the start of the year. One of the most exciting highlights was meeting and exceeding full year guidance, completing $835 million in dispositions during the year at a cash cap rate of 7.1% on occupied assets, with a weighted average remaining lease term of only 4.9 years. This total surpassed the high-end of our revised guidance range of $650 million to $800 million and exceeded the original high-end projection by $235 million. The proceeds from these transactions were used to reduce outstanding net debt by $734 million, lowering our Net Debt to Adjusted EBITDA ratio from 8.4x at the start of the year to 7.6x at the end of the year. We believe these strategic sales enhanced the overall quality of our portfolio and positioned GNL for long-term growth, reinforcing our commitment to delivering value to our shareholders. Despite the significant volume of dispositions, including selling $63 million in annual base rent, our 2024 AFFO per share totaled $1.32, remaining within our original guidance range of $1.30 to $1.40, highlighting the strength of our strategy and disciplined execution.

An additional highlight was delivering $85 million in annual recurring savings as of third quarter of 2024 as a result of the Merger and Internalization with The Necessity Retail REIT, Inc., exceeding our initial target of $75 million of cost synergies. This accomplishment underscores the strength of our integration efforts and our ability to unlock value from strategic initiatives.

Another area of focus in 2024 was increasing portfolio occupancy, particularly through new leasing activity and attractive renewals. We raised occupancy rates from 93% as of the end of the first quarter of 2024 to 97% as of the end of the fourth quarter of 2024, reflecting the strength and efficiency of our in-house asset management team. This achievement not only enhances our revenue base but also solidifies the resilience of our portfolio, positioning us for sustained growth as we continue to meet tenant demand.

On the leasing front, we achieved positive leasing spreads encompassing nearly 1.2 million square feet with attractive renewal spreads that were 6.8% higher than expiring rents. New leases that were completed in the fourth quarter of 2024 have a weighted average lease term of 9.7 years, while renewals that were completed during this period have a weighted average lease term of 6.5 years.

Notably, the single-tenant segment completed 14 new leases and renewals, highlighted by a 6.5% renewal spread, and the multi-tenant segment completed 58 new leases and renewals, resulting in a 7.1% renewal spread.

Last, our 2024 financial strategy emphasized de-risking our balance sheet by proactively managing near-term debt maturities. We successfully paid off all of the debt that was scheduled to mature in 2024 through dispositions or refinancing onto our Revolving Credit Facility. We have no debt maturities until August 2025 and have proactively reduced our 2025 debt maturity balance from the $715 million at original issuance to $465 million. We believe we will have several strategic options to address that balance, including refinancing through the Revolving Credit Facility, an ABS transaction, or an unsecured bond offering.

We are excited about our recently announced transaction that we believe is in the best long-term interest of GNL shareholders and continues the momentum we achieved in 2024. We have entered into a binding agreement to sell 100 non-core multi-tenant properties to RCG Ventures Holdings for approximately $1.8 billion at a cash cap rate of 8.4%. This cap rate is based on the trailing twelve months of Cash NOI as of Q3’24.

The RCG transaction would represent the most significant step in our strategic disposition initiative and is expected to deliver a wide range of benefits with a clear focus on long-term value. We believe the transaction is a disciplined and prudent approach to accelerating our debt reduction efforts, and would result in a substantial decrease in Net Debt to Adjusted EBITDA, which, post-transaction, we expect to be in the range of 6.5x to 7.1x. This meaningful improvement would enhance our ability to secure an investment-grade credit rating, which we expect will lower our cost of capital and provide financial flexibility to fuel long-term growth. The buyer agreed to assume the two multi-tenant mortgage loans and we expect to use the net proceeds to repay most of the outstanding balance on our Revolving Credit Facility, leaving it largely undrawn and enhancing financial flexibility. The resulting lower leverage is expected to increase the potential multiple expansion, close the valuation gap with our net lease peers and generate additional interest from institutional investors.

The RCG transaction would transform GNL into a pure-play, single-tenant net lease company without the operational complexities, G&A expenses and capital expenditures associated with multi-tenant retail properties. We expect that it will enhance key portfolio and financial metrics by reducing G&A by $6.5 million annually, boosting occupancy to 98% and extending WALT to 6.4 years. Please refer to our Investor Presentation we recently filed for additional information.

As mentioned, we are taking this important step because we believe its long-term benefits far exceed some of the near-term effects. Given that the transaction would impact earnings, the Board plans to reduce our quarterly dividend per share of common stock from $0.275 to $0.190 per share, beginning with the dividend expected to be declared in April 2025. We believe the dividend reset aligns well with our long-term strategy of reducing leverage and increasing liquidity, as it will generate $78 million in incremental cash flow.

We are also pleased to announce that, in addition to the RCG transaction, the Board has also approved a share repurchase program authorizing the Company to opportunistically repurchase up to $300 million of its outstanding common stock. As I mentioned, this transaction has enabled us to deleverage at an accelerated pace, creating the flexibility to consider share repurchases—an option that, while possible without a sale, would be impractical given our previous leverage levels. Our Board of Directors believes the stock buyback presents a more compelling and accretive opportunity for GNL compared to the real estate assets currently available in the market.

In addition to the RCG transaction, during 2025 we expect to sell several non-core properties in our single tenant portfolio. Through February 25, 2025, this pipeline – which includes transactions that are closed, under PSA and under LOI – totals $2.1 billion at a cash cap rate of 8.5% on occupied assets and a weighted average remaining lease term of 5.6 years.

Including both 2024 dispositions and the 2025 pipeline, we anticipate completing nearly $3 billion in dispositions by the end of the year while still retaining appropriate scale to operate efficiently with approximately $6 billion of real estate assets.

Turning to our portfolio, at the end of the fourth quarter, we owned over 1,100 properties spanning over 60 million rentable square feet and a weighted average remaining lease term of 6.2 years.

Our continued ability to limit exposure to high-risk geography, asset types, tenants, and industries is a testament to our portfolio’s impressive diversification and credit underwriting. No single tenant accounts for more than 3.5% of total straight-line rent, and our top 10 tenants collectively contribute only 21% of total straight-line rent. We carefully monitor all tenants in our portfolio and their business operations on a regular basis.

Geographically, 80% of our straight-line rent is earned in North America, and 20% in Europe, which we expect to shift to 72% and 28%, respectively, upon completing the multi-tenant portfolio sale. The portfolio features a stable tenant base and a high quality of earnings with an industry-leading 61% of tenants receiving an investment-grade or implied investment-grade rating. The portfolio features an average annual contractual rental increase of 1.3%, which excludes the impact of 14.8% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases. I encourage everyone to look at the details of each segment of our portfolio, which can be found in our Q4 2024 Investor Presentation on our website.

We are pleased to have delivered on all the financial objectives we set for 2024, reflecting a year of strong performance and disciplined execution. Looking ahead, we are excited about GNL’s future and the opportunities that lie ahead. In particular, the sale of our multi-tenant portfolio would represent a pivotal step forward, unlocking key levers to drive long-term growth while enabling us to sharpen our focus as a pure-play net lease company.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

For the fourth quarter 2024 we recorded revenue of $199.1 million, and a net loss attributable to common stockholders of $17.5 million, compared to $206.7 million and $59.5 million, respectively in the fourth quarter of 2023. AFFO was $78.3 million or $0.34 per share in the fourth quarter of 2024, compared to $71.7 million or $0.31 per share in the fourth quarter of 2023. AFFO in the fourth quarter of 2024 includes funds collected from Children of America, a tenant that had not paid rent for the past two years, leading to a switch to cash basis accounting in 2023. Through persistent negotiations and the unwavering dedication of our team, we successfully collected $4.5 million in past-due rent, positively impacting AFFO and adjusted EBITDA in the quarter. Shortly after the start of the new year, we completed the disposition of the Children of America office asset as part of our strategy to reduce exposure to office properties.

Looking at our balance sheet, the gross outstanding debt balance was $4.7 billion at the end of the fourth quarter of 2024, down by $256.4 million from the end of the third quarter. Our debt is comprised of $1.0 billion in senior notes, $1.4 billion on the multi-currency Revolving Credit Facility and $2.3 billion of outstanding gross mortgage debt. As of the end of the fourth quarter of 2024, 91% of our debt is fixed, up from 80% as of December 31, 2023, reflecting debt tied to fixed rates or debt that is swapped to fixed rates. Our weighted average interest rate stood at 4.8% and our interest coverage ratio was 2.5x.

At the end of the fourth quarter 2024, our Net Debt to Adjusted EBITDA ratio was 7.6x based on Net Debt of $4.6 billion. As a reminder, our Net Debt to Adjusted EBITDA was 8.4x at the start of 2024.

As of December 31st, 2024, we have liquidity of approximately $492.2 million and $460.0 million of capacity on our Revolving Credit Facility. Additionally, we had approximately 231.1 million shares of common stock outstanding, and approximately 230.6 million shares outstanding on a weighted average basis for the fourth quarter of 2024.

We are pleased to introduce initial 2025 guidance, which is contingent on the sale of our multi-tenant portfolio. We project an AFFO per share guidance range of $0.90 to $0.96 and a Net Debt to Adjusted EBITDA range of 6.5x to 7.1x. Additionally, as Mike mentioned, we expect the Board will reduce our quarterly dividends per share of common stock from $0.275 per share to $0.190 beginning with the dividend expected to be declared in April 2025.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

Fiscal year 2024 was a highly productive period for GNL, as we successfully executed our key financial objectives we laid out at the start of the year. We exceeded the high end of our disposition target with $835 million in closed sales, further reduced net debt by $734 million, and surpassed our $75 million cost synergy goal by achieving $85 million—$10 million above our original estimate. Demonstrating the resilience and quality of our portfolio, we maintained strong leasing momentum throughout the year, increasing occupancy from 93% as of the end of the first quarter of 2024 to 97% by year-end, complemented by a positive renewal spread of 6.8% across the portfolio. Lastly, we proactively managed near-term debt maturities, successfully reducing the 2025 maturity balance by $250 million since the original issuance, strengthening our flexibility with multiple refinancing options.

The sale of the multi-tenant portfolio would mark a transformative step for GNL, allowing us to accelerate our deleveraging plan and clear a path for sustained growth. By reducing leverage and strengthening our financial foundation, we believe we will position ourselves to potentially secure an investment-grade credit rating—a milestone that would significantly lower our cost of capital and borrowing costs while enhancing financial flexibility. Beyond the financial benefits, this proposed transaction would simplify and refine our portfolio, aligning it with our strategic vision of becoming a pure-play net lease owner and operator.

The transaction is not merely a tactical move but a strategic one, and we expect would reset the company to thrive over the long term. It would strengthen portfolio metrics, bolster our balance sheet, and increase GNL’s overall financial stability and flexibility. We view this transaction as a deliberate, forward-looking decision that prioritizes what is best for GNL over the long-term. This comprehensive perspective is integral to our strategy and underscores our commitment to delivering sustainable growth and value for shareholders.

We’re available to answer any questions you may have after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].